Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WARREN RESOURCES, INC.

ARTICLE ONE

The name of the corporation is Warren Resources, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, Dover, County of Kent, Delaware 19901 and the name of the registered agent at that address is Capitol Services, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it currently exists or may hereafter be amended (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 110,000,000 shares, consisting of:

(a) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and

(b) 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

The Preferred Stock and Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to that Stockholders Agreement, dated as of September 30, 2016, among the Corporation and its stockholders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, with such class or series to have such voting powers (full or limited, or no voting powers), designations, preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon which or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and for such periods and the relative rights of priority, if any, of the payment of dividends on shares of that class or series; (c) subject to a sinking fund for the redemption or purchase of shares of such class or series, and, if so, the terms and amount of such sinking fund; (d) entitled to certain rights in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation or (e) be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; in each case, as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL but subject to the Stockholders Agreement and the applicable rules of any stock exchange on which the Corporation’s securities may then be listed, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of any specific class or series of the Corporation’s stock. Subject to Section 1 of this Article Four and the Stockholders Agreement, the Board of Directors is expressly authorized also to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be decreased in accordance with the immediately preceding sentence, the shares constituting such decrease shall have the status of authorized but unissued Preferred Stock, without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 3. Common Stock.

(a) General. Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time, this “Certificate of Incorporation”), each share of Common Stock shall have identical powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(i)

Voting Rights. Except as otherwise provided by the DGCL, this Certificate of Incorporation or the Stockholders Agreement and subject to the rights of holders of any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock, and each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation; provided that in the event that the shares of Common Stock held individually by any of (i) FS Investment Corporation (and its Subsidiaries), (ii) FS Investment Corporation II (and its Subsidiaries), (iii) FS Investment Corporation III (and its Subsidiaries) or (iv) FS Energy and Power Fund (and its Subsidiaries) would result in such Person having voting rights in respect of any matter that is voted on by the holders of capital stock of the Corporation in excess of 24.9% of the aggregate number of votes represented by all shares of capital stock of the Corporation entitled to vote thereon, the voting rights of the shares of Common Stock held by such Person will be limited such that the aggregate voting rights of such Person in respect of such matter is 24.9% of the aggregate number of votes represented by all shares of capital stock of the Corporation entitled to vote thereon and this proviso will be applied iteratively if any application of this proviso itself results in any such Person exceeding such threshold until all applicable Persons satisfy such threshold.

(ii)	Dividends. Subject to the rights, preferences and priorities of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive ratably, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii)	Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights, preferences and priorities of the holders of shares of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of Common Stock ratably on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3(a)(iii).

Section 4. Preemptive Rights. Subject in all cases of this Section 4 to the provisions of the Stockholders Agreement or pursuant to the terms of any Preferred Stock, no holder of any stock of the Corporation shall be entitled as a right of ownership thereof to purchase or subscribe for any part of any unissued or treasury stock of the Corporation, or of any additional stock to be issued by reason of any increase of the authorized capital stock of the Corporation, or to be issued from any unissued or additionally authorized stock, bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering the same to the stockholders then of record on the same terms or any terms.

Section 5. To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities; provided that the foregoing restriction (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as in effect from time to time.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred on it by the laws of the State of Delaware, subject to the Stockholders Agreement and the Warrant Agreement (as defined in the Stockholders Agreement) the Board of Directors is expressly authorized to adopt, amend, alter, restate or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

Section 1. Certain Actions Not Authorized. The Corporation shall not, and shall not permit any of its subsidiaries (or, for the avoidance of doubt, any entity that immediately after such transaction would be a subsidiary of the Corporation) to, and no such shall be an authorized action of the Corporation, in each case, without the prior written consent of the Plan Sponsor (as defined in the Stockholders Agreement):

(i)	engage in any business that is materially different from the business of the Corporation and its subsidiaries as of the date hereof or enter into any new line of business;

(ii)	(i) change or convert the current legal form or organizational structure of the Corporation or any of its subsidiaries or change the classifications for tax purposes of the Corporation or any of its subsidiaries; (ii) amend or waive (including by merger, consolidation, conversions, transfer, liquidation, dissolution or any other means) any provision of any governing or organizational document of the Corporation or any of its subsidiaries; or (iii) increase or decrease the number of individuals on the Board or Directors, or on the board of directors or board of managers of the Corporation’s subsidiaries or any committee of the foregoing;

(iii)	liquidate, dissolve, or commence or consent to any proceeding under the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors seeking to have an order for relief entered with respect to the Corporation or any of its subsidiaries, or seeking to adjudicate the Corporation or any of its subsidiaries a bankrupt or insolvent entity, or seeking reorganization, winding-up, liquidation or dissolution;

(iv)	enter into any merger, combination, conversion, consolidation, amalgamation, recapitalization, reorganization, joint venture or partnership, where such transaction, or series of related transactions would be material to the Corporation or any of its subsidiaries;

(v)	approve any equity incentive plans (other than the Equity Incentive Plan (as defined in the Stockholders Agreement)) or any awards, amendments or allocations thereunder or amend, waive any provision of or consent to any extension of the Plan Warrant Agreement or the Equity Incentive Plan;

(vi)	create, authorize, assign, grant, sell or issue any Common Stock or other Equity Securities (as defined in the Stockholders Agreement) of the Corporation or any of its subsidiaries or otherwise provide a person with the benefits of the same, other than (i) issuances of Equity Securities pursuant to the Equity Incentive Plan or other plans or awards approved pursuant to clause (v) above and (ii) issuances of Equity Securities pursuant to exercise of (A) the Plan Warrants (as defined in the Stockholders Agreement) in accordance with the terms thereof or (ii) any awards issued in accordance with clause (i);

(vii)	declare any dividend on, or repurchase or redeem, any Common Stock or other Equity Securities of the Corporation or any of its subsidiaries, except (i) distributions or dividends by wholly-owned subsidiaries and (b) as specifically set forth in the Equity Incentive Plan and the applicable grant agreements thereunder, to repurchase Common Stock or other Equity Securities of the Corporation or any of its subsidiaries from grantees thereunder;

(viii)	enter into, amend, alter or waive any material rights with respect to any arrangements, transactions or agreements with any stockholder, any Affiliate or Related Fund (each as defined in the Stockholders Agreement) of any stockholder or any other Affiliate;

(ix)	effect an Initial Public Offering or commence filing reports with the Commission (each as defined in the Stockholders Agreement);

(x)	hire, terminate (actually or constructively) or materially alter the responsibilities, compensation or benefits of the Chief Executive Officer of the Corporation or any other officer of the Corporation or its Subsidiaries;

(xi)	approve (i) the annual business plan, including annual operating and capital expenditure and G&A budgets of the Corporation and its subsidiaries or (ii) any subsequent material deviations from any such approved business plan or budgets;

(xii)	(i) make any acquisitions of or investments in any person, entity or business, whether in the form of debt or equity, whether in one transaction or a series of related transactions and regardless of how such transaction is structured, or (ii) sell, divest or otherwise dispose of or exchange any assets, Common Stock or Equity Securities of the Corporation or any of its subsidiaries, in any case of (i) or (ii), that (x) exceed $1,000,000 individually or $5,000,000 in the aggregate and (y) not are explicitly contemplated in the budgets approved pursuant to clause (xi) above; or

(xiii)	incur, assume, refinance, replace, guarantee or pledge any of the Corporation’s or its Subsidiaries’ assets as security for or otherwise become liable or responsible for (or agree to incur, assume, refinance, guarantee, pledge or otherwise become liable for) any indebtedness for borrowed money in excess of $25,000,000 in the aggregate, other than the First Lien Facility, or amend in any material respect any existing agreement governing, creating or relating to indebtedness for borrowed money;

provided that (A) in the event that the Plan Sponsor and its Affiliates (as defined in the Stockholders Agreement) and Related Funds (as defined in the Stockholders Agreement) hold in the aggregate less than 40% (but more than 26%) of the issued and outstanding Common Stock, the prior written consent of the Plan Sponsor will not be required with respect to any action contemplated by this Section 1 of Article Eight that is approved by all of the members of the Board of Directors, other than the Plan Sponsor Director (as defined in the Stockholders Agreement) and (B) in the event that the Plan Sponsor and its Affiliates and Related Funds hold in the aggregate less than 26% of the issued and outstanding Common Stock, the prior written consent of the Plan Sponsor will not be required with respect to any action contemplated by this Section 1 of Article Eight.

Section 2. Certain Other Actions Not Authorized. The Corporation shall not, and shall not permit any of its subsidiaries to, and no such shall be an authorized action of the Corporation, in each case, without the prior written consent of the holders of a majority in voting power of the stock of the Corporation: liquidate, dissolve, or commence or consent to any proceeding under the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors seeking to have an order for relief entered with respect to the Corporation or any of its subsidiaries, or seeking to adjudicate the Corporation or any of its subsidiaries a bankrupt or insolvent entity, or seeking reorganization, winding-up, liquidation or dissolution.

ARTICLE NINE

Section 1. Exculpation. To the fullest extent that the DGCL or any other applicable law of the State of Delaware, as the same exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Section 1 of Article Nine by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 1 of Article Nine will, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 2. Indemnification. The Corporation shall, to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than were permitted prior thereto), indemnify and upon request advance expenses to any person who is or was threatened to be made a party to any threatened, pending, or completed action, suit, proceeding or claim, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was or agreed to be a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person unless such proceeding, claim or counterclaim was authorized by the Board of Directors. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any agreement, vote of directors or stockholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 2 of this Article Nine shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

Section 3. Procedure for Indemnification. Any indemnification provided for under Section 2 of this Article Nine or advance of expenses provided for under Section 6 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of such person. If a determination by the Corporation that such person seeking indemnification is entitled to indemnification pursuant to this Article Nine is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation wrongfully denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not properly made within 30 days, the right to indemnification or advances as granted by this Article Nine shall be enforceable by such person seeking indemnification in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-laws, agreement or otherwise.

Section 5. Insurance. The Corporation may and, to the extent required by the Stockholders Agreement, shall, purchase and maintain insurance on behalf of any person who is or was or agreed to be a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, regardless of whether the Corporation would have the power to indemnify him against such liability under the provisions of the DGCL.

Section 6. Expenses. Expenses incurred by any person described in Section 2 of this Article Nine in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the director or officer or other person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 7. Employees and Agents. Any person serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association, employee benefit plan or other enterprise, at least 50% of whose equity interests, voting securities or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Certificate of Incorporation) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation. Persons who are not covered by the foregoing provisions of this Article Nine and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, limited liability company, trust, association, employee benefit plan or other enterprise, may be indemnified, and may be advanced expenses, to the extent authorized at any time or from time to time by the Board of Directors.

Section 8. Other Persons. In addition to the indemnification rights of directors, officers, employees or agents of the Corporation, the Corporation shall have the power to, in the sole discretion of the Board of Directors, indemnify any other person made a party to any action, suit or proceeding who the Corporation may indemnify under Section 145 of the DGCL.

Section 9. Contract Rights. The provisions of this Article Nine shall be deemed to be contract rights based upon good and valuable consideration between the Corporation and each director and officer or other person entitled to indemnification who serves in any such capacity at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and such person may bring suit as if the provisions of this Article Nine were set forth in a separate written contract between such person and the Corporation. Such contract right shall vest for each director and officer or other person entitled to indemnification at the time such person is elected or appointed to such position or is requested to serve in the capacity that entitled such person to indemnification under this Article Nine, and no repeal or modification of this Article Nine or any such law shall affect any such vested rights or obligations of any current or former director or officer or other person with respect to any state of facts or proceeding regardless of when occurring.

Section 10. Merger or Consolidation. For purposes of this Article Nine, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was or agreed to be a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association, employee benefit plan or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 11. Primary Obligation. The Corporation acknowledges that certain indemnified persons may have rights to indemnification, advancement of expenses and/or insurance provided by persons other than the Corporation or its subsidiaries (collectively, the “Outside Indemnitors”). The Corporation hereby agrees (i) that the Corporation (and any of its insurers) is the indemnitor of first resort (i.e., its obligations to such indemnified persons are primary and any obligation of the Outside Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnified persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such indemnified persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these by-laws (or any other agreement between the Corporation and such indemnified persons), without regard to any rights such indemnified persons may have against the respective Outside Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Outside Indemnitors from any and all claims against the Outside Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Outside Indemnitors on behalf of any such indemnified person with respect to any claim for which such indemnified person has sought indemnification from the Corporation shall affect the foregoing and the Outside Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all rights of recovery of such indemnified person against the Corporation.

Section 12. Savings Clause. If this Article Nine or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 2 of this Article Nine as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article Nine to the fullest extent permitted by any applicable portion of this Article Nine that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE TEN

Section 1. Certain Acknowledgements. In recognition and anticipation that: (a)(i) the partners, principals, directors, officers, members, managers and/or employees of the Plan Sponsor (as defined in the Stockholders Agreement) and its Affiliates (other than the Corporation and its subsidiaries) (collectively, the “Sponsor Entities”) and (ii) the partners, principals, directors, officers, members, managers and/or employees of the Schedule II Stockholders and Claren Road (each as defined in the Stockholders Agreement) and their respective Affiliates (other than the Corporation and its subsidiaries) (collectively, the “Non-Sponsor Entities”), may serve as directors and/or officers of the Corporation, (b) any of the Sponsor Entities and Non-Sponsor Entities engages and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (c) non-employee directors of the Corporation may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (d) the Corporation and its subsidiaries may engage in material business transactions with any of the Sponsor Entities and Non-Sponsor Entities and that the Corporation is expected to benefit therefrom, the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve any of the Sponsor Entities or Non-Sponsor Entities and its respective principals, partners, directors, officers, members, managers, employees and/or agents, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by law, none of the Sponsor Entities or Non-Sponsor Entities shall have any duty to refrain from (a) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, (b) doing business with any customer, supplier or other business relation of the Corporation or any of its subsidiaries, or (c) making investments in any business that competes with the Corporation or any of its subsidiaries, and such acts shall not be deemed wrongful or improper. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article Ten, including any business of the Sponsor Entities or Non-Sponsor Entities, and the Corporation hereby waives any claim against a Sponsor Entity or Non-Sponsor Entity that such Sponsor Entity or Non-Sponsor Entity is liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any Sponsor Entity’s or Non-Sponsor Entity’s participation in any such business. In the event that any of the Sponsor Entities or Non-Sponsor Entities acquires knowledge of a potential transaction or matter that may be a corporate opportunity for themselves and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and none of the Sponsor Entities or Non-Sponsor Entities shall, to the fullest extent permitted by law, have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person or entity.

Section 3. Allocation of Corporate Opportunities. In the event that a non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and such non-employee director, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity and such non-employee director of the Corporation shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person or entity, unless such corporate opportunity is initially expressly offered to such non-employee director in connection with which reference is expressly made to his or her capacity as a member of the Board of Directors, in which case the foregoing provisions of this Section 3 of this Article Ten shall not apply to any such corporate opportunity.

Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Ten, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to pursue under the terms of Article Three or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business.

Section 5. Agreements and Transactions with Sponsor Entities or Non-Sponsor Entities. To the fullest extent permitted by law, but subject to any applicable provisions of the Stockholders Agreement, in the event that any of the Sponsor Entities or Non-Sponsor Entities enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a partner, principal, director, officer, member, manager, employee and/or agent of any such Sponsor Entity or Non-Sponsor Entity shall have, fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(i)	the agreement or transaction was approved and determined to be at least as favorable to the Corporation and its subsidiaries as could be obtained from an independent third party, after being made aware of the material facts of the relationship between the Corporation or any subsidiary thereof, on the one hand, and any Sponsor Entity or Non-Sponsor Entity, on the other hand, and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors who are disinterested (as defined in the Stockholders Agreement) with respect to such agreement or transaction (“Interested Persons”), or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors consisting of members who are not Interested Persons (in either case irrespective of whether the non-Interested Persons constitute a quorum of the Board of Directors or such committee); or

(ii)	the agreement or transaction was approved in good faith, after being made aware of the material facts of the relationship between the Corporation or any subsidiary thereof, on the one hand, and any Sponsor Entity or Non-Sponsor Entity, on the other hand, and the material terms and facts of the agreement or transaction, by an affirmative vote of a majority of the voting power represented by shares of the Corporation’s outstanding Preferred Stock and Common Stock entitled to vote (other than such shares held by such Sponsor Entity or Non-Sponsor Entity, as the case may be), voting together as a single class.

Section 6. Amendment of this Article Ten. Any amendment, repeal or modification of this Article Ten shall not in any way diminish the rights or protections afforded by this Article Ten with respect to or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, repeal or modification.

Section 7. Other Agreements. To the fullest extent permitted by law, nothing in this Article Ten shall be construed to abrogate, terminate, override, limit or modify any agreement between any Sponsor Entity and the Corporation or any of the Corporation’s subsidiaries with respect to the subject matter of this Article Ten.

Section 8. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ten.

ARTICLE ELEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TWELVE

Subject to the Stockholders Agreement and the Plan Warrant Agreement (as defined in the Stockholders Agreement), the Corporation, with the prior approval of each of the Board of Directors and the holders of a majority of the then-issued and outstanding shares of Common Stock, reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that (a) any such amendment, alteration, change or repeal of any provision contained in this Certificate of Incorporation that would materially and disproportionately adversely affect the obligations or rights of any holder of Common Stock relative to the other holders of Common Stock shall require the written consent of holders of shares of Common Stock representing more than 50% of the shares of Common Stock so disproportionately affected, and (b) any such amendment, alteration, change or repeal of any provision contained in this Certificate of Incorporation that would materially and adversely affect the obligations or rights of any holder of Plan Warrant Shares (as defined in the Stockholders Agreement) in a manner that is disproportionate relative to the other holders of shares of Common Stock having the same obligations or rights shall require the written consent of holders of shares of Common Stock representing more than 50% of the Plan Warrant Shares so disproportionately affected.

ARTICLE THIRTEEN

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s by-laws or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE FOURTEEN

The name and mailing address of the incorporator are as follows:

Name: James A. Watt

Mailing Address: 11 Greenway Plaza, Suite 3050, Houston TX 77046.

*     *     *     *     *

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 5th day of October, 2016.

WARREN RESOURCES, INC.,
a Delaware corporation

By:	/s/ James A. Watt
Name:	James A. Watt
Title: President, Chief Executive Officer and Chief Restructuring Officer

Attest:

By:	/s/ Frank T. Smith, Jr.
Name:	Frank T. Smith, Jr.
Title: Senior Vice President, Chief Financial Officer and Corporate Secretary

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